EXHIBIT 21

Direct and Indirect Subsidiaries of

Bob Evans Farms, Inc.

As of April 26, 2013

Name of Entity and Ownership Structure	Jurisdiction

Bob Evans Farms, Inc.	Delaware

– Bob Evans Farms, LLC	Ohio
– BEF Foods, Inc.	Ohio
– Kettle Creations, LLC	Ohio
– Bob Evans Holdings, Inc.	Ohio
– BEF Management, Inc.	Ohio
– Bob Evans Transportation Company, LLC	Ohio

MCafe Holding, LLC	Delaware

The registrant has listed all of its direct and indirect subsidiaries and the inclusion of any entity does not necessarily signify that it is a “significant subsidiary” of the registrant.